EXHIBIT 4.15

                                CONSULTING AGREEMENT

This Agreement is made and entered into as of the 12th day of March, 2001, by and between Bucktv.com, Inc. ("Issuer") and the undersigned Todd C. Behemann
("Consultant") 10655 Ring Ave.  Rancho Cucamonga   CA 91737   SS# 565 35 5162

                                 R E C I T A L S

A. WHEREAS, Issuer desires to retain Consultant, and Consultant desires to be retained by Issuer, to provide consulting services to Issuer; and

B. WHEREAS, Issuer desires to compensate Consultant for Consultant's services by issuing Shares of Issuer's common stock, and Consultant desires to be compensated by the receipt of such Shares.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. CONSULTING SERVICES AND COMPENSATION. On the terms and subject to the conditions set forth in this agreement, Issuer and Consultant hereby agree that:

1.1 For a period of 360 days after the date of this agreement, Consultant shall serve as a consultant to Issuer on the corporate internet/website analysis needs, also on the most efficient way to increase earnings per share. In addition Consultant will consult on the organizational effort needs re: the transfer agent, securities attorney and accountants. In addition the Consultant will assist in locating potential business opportunities and developing business strategies for Issuer within guidelines to be established by Issuer from time to time (the "Consulting Services"); and

1.2 Issuer agrees to issue to Consultant and Consultant agrees to accept from Issuer, as compensation for the Consulting Services, One Hundred Twenty Thousand Shares (120,000) of Issuer's common stock which is set forth on the Signature page of this Agreement (the "Shares").

2. REGISTRATION, ISSUANCE AND DELIVERY OF SHARES. Issuer agrees to register the issuance of the Shares to Consultant by filing a Form S-8 registration statement (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Promptly after the Registration Statement becomes effective, Issuer shall issue a stock certificate representing the Shares to Consultant and shall deliver the stock certificate at the address specified by Consultant in the delivery instructions on the signature page of this agreement.

3. ISSUER'S REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Consultant that:

3.1 Authority. The individual executing and delivering this agreement on Issuer's behalf has been duly authorized to do so, the signature of such individual is binding upon Issuer, and Issuer is duly organized and subsisting under the laws of the jurisdiction in which it was organized.

3.2 Enforceability. Issuer has duly executed and delivered this agreement and (subject to its execution by Consultant) it constitutes a valid and binding agreement of Issuer enforceable in accordance with its terms against Issuer, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Capitalization. Issuer has no outstanding capital stock other than common stock as of the date of this agreement. Issuer is authorized to issue 100,000,000 Shares of Common Stock, of which 31,351,920 Shares are issued and outstanding. All of Issuer's outstanding Shares of Common Stock have been duly and validly issued and are fully paid, nonassessable and not subject to any preemptive or similar rights; and the Shares have been duly authorized and, when issued and delivered to Consultant as payment for services rendered as provided by this agreement, will be validly issued, fully paid and nonassessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.


4. MISCELLANEOUS.

4.1  Assignment. This Agreement is not Transferable or Assignable.

4.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by facsimile transmission of an executed copy of this agreement by the other party, and acceptance of such facsimile copies shall create a valid and binding agreement between the parties.

4.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

4.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

4.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

4.6 Waiver and Amendment. Except as otherwise provided herein, the provisions of this agreement may be waived, altered, amended or repealed, in whole or in part, only upon the mutual written agreement of Consultant and Issuer.

4.7 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.8 Governing Law. This agreement is governed by and shall be construed in accordance with the internal law of the State of Nevada without reference to its rules as to conflicts of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

"ISSUER"


BUCKTV.COM, INC.

By:  /s/
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Larry E. Hunter
President

"CONSULTANT"


Todd C. Behemann

By:  /s/
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Signature
Todd C. Behemann SS# 565 35 5162
10655 Ring Ave.
Rancho Cucamonga
CA 91737

120,000 Shares. Number of Shares to be issued to Todd C. Behemann pursuant to this agreement.